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                                                                    Exhibit 99.3


                         Independent Accountants' Report

PNC Bank, National Association                        Bankers Trust Company
   as Master Servicer and Administrator                 as Indenture Trustee
One PNC Plaza                                         4 Albany Street, 7th Floor
Pittsburgh, Pennsylvania 15222                        New York, New York  10015

The First National Bank of Chicago
  as Eligible Lender Trustee
One First National Plaza Suite 0126
Chicago, Illinois  60670

We have examined management's assertions, included in the accompanying report titled Report of Management and the related attachment titled Management Assertions--PNC Student Loan Trust I, related to PNC Bank, National Association's ("PNC Bank") compliance with sections 3.3, 3.4, 4.1, 4.2, 4.3, 4.4, 4.6, 4.7, 5.2, 5.5, 5.6, 5.7, and 5.8 of the PNC Student Loan Trust I
Transfer and Servicing Agreement and sections 1(B), 1(D), 1(G), 1(U), 2, and 3 of the PNC Student Loan Trust I Administration Agreement (collectively, the "Agreements"), as of December 31, 1997, and for the period from June 25, 1997 through December 31, 1997. Management is responsible for PNC Bank's compliance with the aforementioned sections of the Agreements. Our responsibility is to express an opinion on management's assertions about PNC Bank's compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants, and accordingly, included examining, on a test basis, evidence about PNC Bank's compliance with those requirements and performing such other procedures as we considered necessary in the circumstances, except that our examination assumed the accuracy of reports prepared by PNC Bank's student loan servicers (defined by management as AFSA Data Corporation, Pennsylvania Higher Education Assistance Agency, and USA Group Loan Services, Inc.). We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on PNC Bank's compliance with the aforementioned sections of the Agreements.

In our opinion, assuming the accuracy of reports prepared by PNC Bank's student loan servicers, management's assertions related to PNC Bank's compliance with the aforementioned sections of the Agreements for the period from June 25, 1997 through December 31, 1997, are fairly stated, in all material respects.


/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania
March 30, 1998

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March 30, 1998



                              Report of Management

We, as members of management of PNC Bank, National Association ("PNC Bank") as Master Servicer and Administrator, are responsible for complying with sections 3.3, 3.4, 4.1, 4.2, 4.3, 4.4, 4.6, 4.7, 5.2, 5.5, 5.6, 5.7, and 5.8 of the PNC
Student Loan Trust I Transfer and Servicing Agreement dated as of June 25, 1997, as amended, and sections 1(B), 1(D), 1(G), 1(U), 2, and 3 of the PNC Student Loan Trust I Administration Agreement dated as of March 27, 1997, as amended (collectively, the "Agreements"). We are also responsible for establishing and maintaining effective internal control over compliance with these sections. We have performed an evaluation of PNC Bank's compliance with the aforementioned sections of the Agreements as of December 31, 1997, and for the period from June 25, 1997 through December 31, 1997. Based on this evaluation, with respect to the sections referenced above and related to the period from June 25, 1997 through December 31, 1997, we make the assertions as set forth in the attached Management Assertions--PNC Student Loan Trust I.


                                                   /s/ JOHN J. PETERS
                                                   --------------------------
                                                   John J. Peters
                                                   Vice President

                                                   /s/ TITO LIMA
                                                   --------------------------
                                                   Tito Lima
                                                   Vice President




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PNC BANK, NATIONAL ASSOCIATION ("PNC BANK" in its capacity as Master Servicer or
                       Administrator as the case may be)
                 Management Assertions--PNC Student Loan Trust I

TRANSFER AND SERVICING AGREEMENT, DATED AS OF JUNE 25, 1997, AS AMENDED BY TRANSFER AGREEMENTS NO. 1 THROUGH 9, AND AMENDMENT NO. 1 AND TRANSFER AGREEMENT DATED JANUARY 28, 1998 (THE "AGREEMENT")

DEFINITIONS

Except as otherwise provided herein, capitalized terms used herein are defined in Appendix A to the Agreement.

SECTION 3.3 CUSTODY OF FINANCED STUDENT LOAN ("FSL") FILES

I. PNC Bank's designated Subcustodians/Servicers under the Agreement are AFSA Data Corporation ("AFSA"), Pennsylvania Higher Education Assistance Agency ("PHEAA"), and USA Group Loan Services, Inc. ("USAG").

II. PNC Bank or a designated Subcustodian maintains the following with respect to each FSL (such documents and records are referred to collectively as the "FSL Files"):

     A. the original fully executed copy of the note evidencing the FSL (which may be included in the application) unless such note is in the custody of a Guarantor;

     B. the original loan application fully executed by the related borrower (which may be included in the note evidencing a FSL); and

     C. a complete repayment history, delinquency investigation documentation, enrollment status changes, interest accruals for Department of Education Form ED 799, average daily balances, and deferment/forbearance forms (as applicable to the period from June 25, 1997 through December 31, 1997 (the "Servicing Period")).

SECTION 3.4 DUTIES OF PNC BANK AS CUSTODIAN

Safekeeping

I.   PNC Bank or a designated Subcustodian:

     A. holds the FSL Files for the benefit of the PNC Student Loan Trust I (the "Trust"); and

     B. maintains a complete repayment history, delinquency investigation documentation, enrollment status changes, interest accruals for Department of Education Form ED 799, average daily balances, and deferment/forbearance forms (as applicable to the Servicing Period).

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Management Assertions--PNC Student Loan Trust I                            -2-

Maintenance of and Access to Records

I. PNC Bank has not received written notice that the location of the FSL Files has changed since June 25, 1997.

II. Neither the Issuer or the Indenture Trustee nor their respective duly authorized representatives, attorneys or auditors have requested from PNC Bank a list of locations of the FSL Files or access to the FSL Files.

SECTION 4.1 DUTIES OF PNC BANK

I.   PNC Bank's designated Servicer:

     A.    collects and posts all payments;
     B.    responds to inquiries of borrowers on such FSLs;
     C.    monitors borrowers' status;
     D.    makes required disclosures to borrowers;
     E.    investigates delinquencies;
     F. sends bills or payment coupons to borrowers and otherwise establishes repayment terms; and
     G.    accounts for collections.

II. PNC Bank has received no notices from Guarantors to the effect that its failure to comply with laws or regulations has adversely affected the eligibility of FSLs for Interest Subsidy Payments, Special Allowance Payments or Guarantee Payments, except for rejected claims which have been cured or are in the process of being cured or which are in the process of being indemnified by the Servicer or PNC Bank.

III. PNC Bank has received monthly statements providing information related to FSL account activity from the Servicer.

IV.  PNC Bank or a designated Servicer has not:

     A. permitted any rescission or cancellation of a FSL except as ordered by a court of competent jurisdiction or governmental authority or as otherwise consented to in writing by the Eligible Lender Trustee and the Indenture Trustee, or in accordance with all applicable standards, guidelines and requirements with respect to the servicing of the FSLs, or for which full payment has been received;

     B. permitted a reduction in the applicable interest rate on a FSL except as otherwise provided in section 4.14 of the Agreement, or in accordance with all applicable standards, guidelines and requirements with respect to the servicing of the FSLs, or as otherwise provided by the terms of the note;



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Management Assertions--PNC Student Loan Trust I                            -3-


     C. rescheduled, revised, deferred or otherwise compromised with respect to payments due on any FSL except pursuant to any applicable deferral or forbearance periods or otherwise in accordance with all applicable standards, guidelines and requirements with respect to the servicing of the FSLs;

     D. waived principal or interest amounts owing under a FSL greater than $50.00 in accordance with the Agreement or in accordance with applicable standards, guidelines and requirements of the Higher Education Act or any Guarantee Agreement; or

     E. agreed to any decrease in the principal amount payable with respect to any FSL, except as otherwise permitted in the Agreement or in accordance with applicable standards, guidelines and requirements of the Higher Education Act or any Guarantee Agreement.

V. PNC Bank does not know of any actions requiring notification to the Eligible Lender Trustee and the Indenture Trustee related to actions required to be taken to maintain each Guarantee Agreement.

SECTION 4.2 COLLECTION OF FINANCED STUDENT LOANS

I. PNC Bank or a designated Servicer has made efforts to collect payments called for under the terms and provisions of the FSLs.

II. PNC Bank or a designated Servicer has made efforts to claim, pursue and collect Guarantee Payments from the Guarantors pursuant to the Guarantee Agreements with respect to any of the FSLs as and when the same shall become due and payable.

III. PNC Bank prepares and files with the Department of Education Form ED 799 with respect to Interest Subsidy Payments and Special Allowance Payments on a timely basis.

IV. No trusts, other than the Trust, have been established by PNC Bank to securitize student loans under the Department lender identification number applicable to the Trust.

SECTION 4.3 REALIZATION UPON FINANCED STUDENT LOANS

I. PNC Bank or a designated Servicer has made efforts in its servicing of any delinquent FSLs.

SECTION 4.4 NO IMPAIRMENT

I. PNC Bank does not know of any actions by PNC Bank or a designated Servicer resulting in the impairment in any material respect of the rights of the Trust, the Eligible Lender Trustee, the Indenture Trustee, the Certificateholders or the Noteholders in FSLs or in any Guarantee Agreement.

SECTION 4.6 SERVICING FEE

I.   PNC Bank has received the Servicing Fee in the manner set forth in Section
     5.5.

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Management Assertions--PNC Student Loan Trust I                            -4-

SECTION 4.7 ADMINISTRATOR'S CERTIFICATE

I. PNC Bank is in compliance with the information and Administrator's Certificate delivery requirements as outlined in Section 4.7 of the Agreement.

SECTION 5.2 COLLECTIONS

I.   PNC Bank is not the Primary Servicer with respect to any of the FSLs.

II. During the period from August 1, 1997 through December 31, 1997, PNC Bank or a designated Servicer remitted to the Collection Account, no less frequently than weekly, all payments by or on behalf of the Obligors with respect to the FSLs for which it is acting as Primary Servicer. During the period from June 25, 1997 through July 31, 1997, PNC Bank or a designated Servicer remitted to the Collection Account three payments related to FSLs serviced by PHEAA, three payments related to FSLs serviced by USAG, and no less frequently than weekly, payments related to FSLs serviced by AFSA, representing all payments by or on behalf of the Obligors with respect to the FSLs during the period.

SECTION 5.5 DISTRIBUTIONS

I. On each Distribution Date, PNC Bank provided written instructions to the Indenture Trustee regarding the transfer of Available Funds on deposit in the Collection Account to the Expense Account, Note Distribution Account, and Certificate Distribution Account in accordance with Section 5.5 of the Agreement.

II. On each Distribution Date, the Administrator's Certificate prepared by PNC Bank, directed the Indenture Trustee to distribute amounts from the Expense Account, Note Distribution Account, and Certificate Distribution Account (in addition to any amounts transferred from the Reserve Account pursuant to Section 5.6) in accordance with Section 5.5 of the Agreement.

III. On any Distribution Date following all distributions made on such Distribution Date, the Outstanding Amount of the Class A Notes did not exceed the sum of the Pool Balance at the end of the immediately preceding Collection Period plus the aggregate balance on deposit in the Trust Accounts on such Distribution Date following such distributions.

IV. An Event of Default as defined in Section 5.1(i) and 5.1(ii) of the Indenture has not occurred with respect to payment of the Notes or the Trust Swap Payments.

V. PNC Bank has not received any notice which would trigger an Event of Default as defined in Section 5.1(iii)-(v) of the Indenture.

SECTION 5.6 RESERVE ACCOUNT

I. On the Closing Date, PNC Bank deposited the Reserve Account Initial Deposit into the Reserve Account.


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Management Assertions--PNC Student Loan Trust I                            -5-

II.  No amounts from the Reserve Account were paid to the Transferor.

III. On each Distribution Date, PNC Bank has not instructed the Indenture Trustee to withdraw any funds from the Reserve Account below the then applicable Specified Reserve Account Balance, except as set forth in
     Section 5.6 of the Agreement.

SECTION 5.7 STATEMENTS TO CERTIFICATEHOLDERS AND NOTEHOLDERS

I. On each Determination Date preceding a Distribution Date, PNC Bank has provided the Indenture Trustee with a copy to the Rating Agencies of record, a statement containing all of the information required under
     Section 5.7 of the Agreement.

SECTION 5.8 EXPENSE ACCOUNT

I. PNC Bank has instructed the Indenture Trustee to deposit funds into, and withdraw funds from, the Expense Account as set forth in Sections 5.5 and
     5.6 of the Agreement.

II. PNC Bank has not received any funds from the Trust which would be considered additional servicing compensation as provided in Section 5.8 of the Agreement.

ADMINISTRATION AGREEMENT DATED AS OF MARCH 27, 1997, AS AMENDED, BY
THE AGREEMENT

DEFINITIONS

Capitalized terms used herein shall have the meanings assigned to such terms in Appendix A to the Indenture dated as of March 27, 1997, as amended.

SECTION 1 DUTIES OF ADMINISTRATOR

I. The Issuer has not defaulted on the payment of interest on any Class of Notes and consequently PNC Bank has not needed to cause the fixing of any specified record date or to provide notice of any special payment date.

II.  PNC Bank has not been required to take any action with respect to Section
     2.12 of the Indenture except as otherwise permitted by Section 11.1 of the Indenture and the terms of the Basic Documents.

III. The Issuer has not authorized anyone other than the Indenture Trustee to disburse funds.

IV. PNC Bank has provided Issuer Orders to the Indenture Trustee with respect to the investment and reinvestment of funds in the Collection Account and the Reserve Account in accordance with the Indenture. At December 31, 1997, the funds in the Trust Accounts were invested in Eligible Investments.



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Management Assertions--PNC Student Loan Trust I                            -6-


SECTION 2 RECORDS

I. PNC Bank has maintained books of account and records related to the services performed hereunder, which books of account and records are accessible for inspection by the Issuer at any time during normal business hours.

SECTION 3 COMPENSATION

I. PNC Bank has received a quarterly Administration Fee in an amount equal to 0.02% per annum of the outstanding principal amount of the Notes and Certificates.